Exhibit 23.2

Independent Auditors’ Consent

The Board of Directors
EFJ, Inc.:

We consent to incorporation by reference in the registration statements (Numbers 333-30673, 333-48880, 333-48840, 333-48836, and 333-48834) on Form S-8 of EFJ, Inc. (formerly Transcrpyt International, Inc.) (the Company) of our report dated February 16, 2001, relating to the consolidated statements of operations, changes in stockholders’ equity, and cash flows of the Company and its subsidiaries for the year ended December 31, 2000, which report appears in the 2002 Annual Report on Form 10-K of the Company.

Our report dated February 16, 2001 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

February 28, 2003
Omaha, Nebraska